Exhibit 99.1

Tallgrass Pony Express Pipeline Announces Potential Expansion of Crude Oil Pipeline System

LEAWOOD, Kan.--(BUSINESS WIRE)--September 25, 2014--Tallgrass Pony Express Pipeline, LLC ("Pony Express") announced today that it is pursuing a potential expansion of its crude oil pipeline system to transport growing production in areas around its existing system receipt points. These areas include the Denver-Julesburg Basin in northeast Colorado and the Niobrara and Codell formations located in northeast Colorado and southeast Wyoming. Pony Express is also pursuing the expansion from Guernsey, Wyoming to receive additional Bakken Shale crude oil from its existing joint tariff partners and to accommodate growing Powder River Basin production.

Discussions with prospective shippers are in progress concerning the terms of binding precedent agreements that, if executed, would result in such shippers becoming committed shippers on the expansion project. If it is able to obtain such written commitments, Pony Express would conduct a binding open season shortly thereafter (likely in November 2014) seeking shipper commitments to transport crude oil to multiple potential delivery locations in and around Cushing, Oklahoma. If it is able to obtain sufficient commitments, Pony Express would finalize its design of the expansion project to recognize scalability benefits afforded by the existing system and the open season results. Construction and operation of the expansion would leverage off of the footprint and synergies of Pony Express's existing crude oil pipeline system, including its multiline rights of way.

The proposed expansion, which would be expected to be operational in the second half of 2016, involves the construction of new pipeline facilities to increase the current capacity of the Pony Express crude oil pipeline system by up to 400,000 barrels per day. Beginning in mid-2015 and until the new facilities are placed into service, committed expansion shippers would have access to an estimated 100,000 barrels per day of interim increased capacity on the current Pony Express system in proportion to their volumetric commitment to the expansion. This short-term capacity increase is expected to be primarily achieved through the use of drag reducing agent on the existing system.

For any commercial inquiries about the Pony Express expansion project, please contact John Eagleton at (303) 763-3226 or john.eagleton@tallgrassenergylp.com or Bob Mishler at (303) 763-3319 or robert.mishler@tallgrassenergylp.com. For media, investor and any other inquiries, please contact Nate Lien of Tallgrass Energy Partners, LP's Investor Relations Department at 913-928-6012 or at nate.lien@tallgrassenergylp.com.

About Tallgrass Pony Express Pipeline, LLC

Upon completion of ongoing construction, Tallgrass Pony Express Pipeline, LLC ("Pony Express") will own an approximately 690 mile crude oil pipeline commencing in Guernsey, Wyoming and terminating in Cushing, Oklahoma, with delivery points at Ponca City Refinery and Deeprock in Cushing, and an approximate 66 mile lateral in Northeast Colorado that will commence in Weld County, Colorado and interconnect with the Pony Express mainline just east of Sterling, Colorado. Collectively, the Pony Mainline and the Northeast Colorado Lateral will be powered by 15 pump stations. The 690 mile stretch from Guernsey to Cushing is currently expected to be placed in service later this month, while the lateral in Northeast Colorado is expected to be in service sometime during the first half of 2015. Additional detail regarding the Pony Express crude oil pipeline system is available at http://pipeline.tallgrassenergylp.com.

Tallgrass Energy Partners, LP (NYSE: TEP) owns 33.3% of Pony Express and Tallgrass Development, LP owns 66.7% of Pony Express. TEP is the managing member of Pony Express.

Forward-Looking Statements

Disclosures in this press release contain “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include Pony Express's ability to complete a potential expansion of its crude oil pipeline system, the expected in-service date of any phase of the potential expansion and any synergies or benefits that would flow to Pony Express or its members if the potential expansion is completed. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of TEP and Pony Express, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, and other important factors that could cause actual results to differ materially from those projected, including those set forth in reports filed by TEP with the Securities and Exchange Commission. Any forward-looking statement applies only as of the date on which such statement is made and Pony Express and TEP do not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
Tallgrass Energy Partners, LP
Nate Lien, 913-928-6012
Investor Relations
nate.lien@tallgrassenergylp.com.